UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

February 16, 2006

SWS GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	0-19483	75-2040825
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street, Suite 3500

Dallas, Texas 75270

(Address of principal executive offices and zip code)

(214) 859-1800

(Registrant’s telephone

number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement.

On February 16, 2006, certain subsidiaries of the Registrant entered into an Asset Purchase Agreement dated February 16, 2006 (the “Agreement”), by and among Regional Acceptance Corporation (“RAC”), FSB Financial, Ltd. (“FSB Financial”), Southwest Securities, FSB (the “Bank”), FSBF, LLC (the “General Partner”) and Steven Burke (“Burke”). Pursuant to the Agreement, FSB Financial agreed to sell substantially all of its assets related to its nonprime automobile loan business to RAC, a subsidiary of Branch Bank & Trust Company, for approximately $35 million in cash and the retirement of related debt.

The purchase price is based on a multiple of net book value of the assets and is subject to adjustment based on a final valuation of the assets as of the date of closing. Pursuant to the Agreement, 10% of the cash purchase price will be placed into an escrow account until June 30, 2007 to cover certain potential losses for which FSB Financial, the General Partner, the Bank and Burke have agreed to indemnify RAC. The Agreement contains customary representations and warranties regarding the business of FSB Financial and the assets to be sold. The closing of the transaction is subject to the usual closing conditions as well as Burke’s entry into an employment agreement with RAC. The Registrant anticipates closing will be consummated within the Registrant’s third fiscal quarter of 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWS GROUP, INC.

Date: February 23, 2006	By:	/s/ Kenneth R. Hanks
Kenneth R. Hanks
Executive Vice President, Chief Financial Officer and Treasurer

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